SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             UNION COMMUNITY BANCORP
                (Name Of Registrant As Specified In Its Charter)

                             UNION COMMUNITY BANCORP
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                             Union Community Bancorp
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400
                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------
                          To Be Held On April 18, 2001

     Notice is hereby given that the Annual Meeting of Shareholders of Union Community Bancorp (the "Holding Company") will be held at the Holding Company's principal office at 221 E. Main Street, Crawfordsville, Indiana, on Wednesday, April 18, 2001, at 3:00 p.m., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of two directors of the Holding Company to serve three-year terms expiring in 2004.

     2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on February 19, 2001, are entitled to vote at the meeting or any adjournment thereof. We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended December 31, 2000, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                           By Order of the Board of Directors



                                           \s\ Joseph E. Timmons
                                           -------------------------------------
                                           Joseph E. Timmons,
                                           President and Chief Executive Officer

Crawfordsville, Indiana
March 14, 2001

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             Union Community Bancorp
                               221 E. Main Street
                          Crawfordsville, Indiana 47933
                                 (765) 362-2400

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 18, 2001

     This Proxy Statement is being furnished to the holders of common stock, without par value (the "Common Stock"), of Union Community Bancorp (the "Holding Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Holding Company to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Standard Time, on April 18, 2001, at the Holding Company's principal office at 221 E. Main Street, Crawfordsville, Indiana, and at any adjournment of such meeting. The principal asset of the Holding Company consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of Union Federal Savings and Loan Association (the "Association"). This Proxy Statement is expected to be mailed to the shareholders of the Holding Company on or about March 14, 2001.

     The proxy solicited hereby, if properly signed and returned to the Holding Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Holding Company written notice thereof (Denise E. Swearingen, 221 E. Main Street, Crawfordsville, Indiana 47933), (ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on February 19, 2001 ("Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 2,341,000 shares of the Common Stock issued and outstanding, and the Holding Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The holders of over 50% of the outstanding shares of Common Stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 19, 2001, by each person who is known by the Holding Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                          Number of Shares
Name and Address                            of Common Stock             Percent
of Beneficial Owner(1)                    Beneficially Owned           of Class
----------------------                    ------------------           --------
Home Federal Savings Bank, as Trustee
501 Washington Street
Columbus, Indiana 47201                       184,000 (2)                7.9%

Richard Barag
7965 Castor Avenue
Philadelphia, Pennsylvania 19152              182,050                    7.8%
---------------------
(1) The information in this chart is based on Schedule 13D and 13G Reports filed by the above-listed person with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(2) These shares are held by the Trustee of the Union Community Bancorp Employee Stock Ownership Plan and Trust (the "ESOP"). The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors consists of seven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their principal domicile in Montgomery County, Indiana, must have had a loan or deposit relationship with the Association for a continuous period of 12 months prior to their nomination to the Board (or in the case of directors in office on September 11, 1997, prior to that date), and non-employee directors must have served as a member of a civic or community organization based in Montgomery County, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The nominees for director this year are Philip L. Boots and John M. Horner, each of whom is a current director of the Holding Company. If elected by the shareholders at the Annual Meeting, the terms of Messrs. Boots and Horner will expire in 2004.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for the position of director of the Holding Company, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Joseph E. Timmons, President and Chief Executive Officer of the Holding Company, is the father-in-law of Alan L. Grimble, the Association's Executive Vice President. Apart from this relationship, no nominee for director is related to any other nominee for director or executive officer of the Holding Company by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Holding Company Common Stock beneficially owned by all directors and executive officers of the Holding Company as a group.


                                                                   Director      Common Stock
                               Expiration of    Director of the     of the       Beneficially
                                  Term as           Holding       Association     Owned as of     Percentage
Name                             Director        Company Since       Since     February 19, 2001  of Class(1)
----                           ------------     --------------    -----------  -----------------  -----------
Director Nominees
Philip L. Boots                    2004              1997            1991         22,000 (2)           .9%
John M. Horner                     2004              1997            1979         32,900 (3)          1.4%

Directors
Continuing in Office
Marvin L. Burkett                  2002              1997            1975         16,400 (4)           .7%
Phillip E. Grush                   2002              1997            1982         20,870 (5)           .9%
Samuel H. Hildebrand               2003              1997            1995         23,455 (6)          1.0%
Harry A. Siamas                    2003              1997            1994         20,660 (7)           .9%
Joseph E. Timmons                  2002              1997            1973         97,225 (8)          4.1%
All directors and
executive officers
as a group (10 persons)                                                          259,825 (9)         10.8%

----------------------

(1) Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2) Includes 10,000 shares owned by a corporation controlled by Mr. Boots, 3,120 shares held under the Union Federal Savings and Loan Association Recognition and Retention Plan and Trust (the "RRP") and 5,200 shares subject to options granted under the Union Community Bancorp Stock Option Plan (the "Option Plan"). Does not include options for 7,800 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(3) Includes 3,601 shares owned by a corporation controlled by Mr. Horner, 3,000 shares owned by a partnership controlled by Mr. Horner, 14,000 shares owned jointly by Mr. Horner and his wife, 890 shares held jointly by Mr. Horner or his wife and their children or by Mr. Horner as custodian for his minor grandchildren, 3,120 shares held under the RRP, and 5,200 shares subject to options granted under the Option Plan. Does not include options for 7,800 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(4) Includes 300 shares owned jointly by Mr. Burkett and his wife, 3,120 shares held under the RRP and 5,200 shares subject to options granted under the Option Plan. Does not include options for 7,800 shares granted to the director under the Option Plan, which are not exercisable within 60 days of the Voting Record Date.

(5) Includes 4,500 shares jointly owned by Mr. Grush and his wife, 3,120 shares held under the RRP, and 5,200 shares subject to options granted under the Option Plan. Does not include options for 7,800 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(6) Includes 3,120 shares held under the RRP and 5,200 shares subject to options granted under the Option Plan. Does not include options for 7,800 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(7) Includes 1,000 shares held jointly by Mr. Siamas and his aunt, 300 shares held by his wife as custodian for their minor children, 3,120 shares held under the RRP and 5,200 shares subject to options granted under the Option Plan. Does not include options for 7,800 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(8) Includes 42,417 shares held jointly by Mr. Timmons and his wife, 18,000 shares held under the RRP, 6,808 shares allocated to Mr. Timmons' account under the Union Community Bancorp Employee Stock Ownership Plan and Trust ("ESOP") as of December 31, 1999, and 30,000 shares subject to options granted under the Option Plan. Does not include options for 45,000 shares granted to the director under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

(9) Includes 44,220 shares held under the RRP, 12,435 shares allocated to the accounts of such persons under the ESOP as of December 31, 1999, and 69,200 shares subject to options granted under the Option Plan. Does not include options for 103,800 shares granted to the executive officers and directors under the Option Plan which are not exercisable within 60 days of the Voting Record Date.

     Presented below is certain information concerning the directors and director nominees of the Holding Company:

     Philip L. Boots (age 53) has served since 1985 as President of Boots Brothers Oil Company, Inc., a petroleum marketer that operates gasoline outlets, convenience grocery stores and car washes in the Crawfordsville area.

     Marvin L. Burkett (age 73) has worked as a self-employed farmer in Montgomery County since 1956. He currently is semi-retired from farming.

     Phillip E. Grush (age 69) worked as a self-employed optometrist in Crawfordsville from 1960 until September, 1996 when he sold his practice. He currently works for Dr. Michael Scheidler in Crawfordsville as a part-time employee/consultant.

     Samuel H. Hildebrand, II (age 61) has served in management positions at R.R. Donnelley & Sons Co., Crawford Industries, Inc., and Atapco Custom Products. Since 1995, he has served as President of Hildebrand's Village Traditions, Inc., a company engaged in property management and custom fabrication of rain gutter systems through its Custom Flo Division, in Crawfordsville, Indiana.

     John M. Horner (age 64) has served as the president of Horner Pontiac Buick, Inc. in Crawfordsville since 1974.

     Harry A. Siamas (age 50) has practiced law in Crawfordsville since 1976 and has served as the Association's attorney for 18 years.

     Joseph E. Timmons (age 66) has served as President and Chief Executive Officer of the Holding Company since 1997, and President and Chief Executive Officer of the Association since 1974 and of UFS Service Corp. since its inception in 1994. He has been an employee of the Association since 1954.

     The Association also has a director emeritus program pursuant to which our former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board. Currently, Lester B. Sommer serves as a director emeritus.

     THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING. PLURALITY MEANS THAT INDIVIDUALS WHO RECEIVE THE LARGEST NUMBER OF VOTES CAST ARE ELECTED UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE MEETING. ABSTENTIONS, BROKER NON-VOTES, AND INSTRUCTIONS ON THE ACCOMPANYING PROXY TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES WILL RESULT IN THE RESPECTIVE NOMINEE RECEIVING FEWER VOTES. HOWEVER, THE NUMBER OF VOTES OTHERWISE RECEIVED BY THE NOMINEE WILL NOT BE REDUCED BY SUCH ACTION.

The Board of Directors and its Committees

     During the fiscal year ended December 31, 2000, the Board of Directors of the Holding Company held meetings and acted by written consent nine times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Holding Company held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of the Holding Company has an Audit Committee and a Stock Compensation Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

     The Audit Committee, comprised of Messrs. Boots, Grush, and Horner, recommends the appointment of the Holding Company's independent accountants, and meets with them to outline the scope and review the results of such audit. The Audit Committee met one time during the fiscal year ended December 31, 2000.

     The Stock Compensation Committee administers the Option Plan and the RRP. The members of that Committee are Messrs. Boots, Burkett, Grush, Hildebrand, and Horner. It met one time during fiscal 2000.

     The Board of Directors of the Holding Company nominated the slate of directors set forth in the Proxy Statement. Although the Board of Directors of the Holding Company will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose. Directors must satisfy certain qualification requirements set forth in the Holding Company's By-Laws. Article III, Section 12 of the Holding Company's By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of the Holding Company not less than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 130 days' notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in the Holding Company's By-Laws if the Annual Meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Management Remuneration and Related Transactions
     Remuneration of Named Executive Officer

     During the fiscal year ended December 31, 2000, no cash compensation was paid directly by the Holding Company to any of its executive officers. Each of such officers was compensated by the Association.

     The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of the Holding Company for the three fiscal years ended December 31, 2000 (the "Named Executive Officer"). There were no other executive officers of the Holding Company who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 2000.


                                                             Summary Compensation Table
                                                                            Long Term Compensation
                                                                            ----------------------
                                        Annual Compensation                          Awards
                              -----------------------------------------     ----------------------
                                                                 Other                                  All
                                                                Annual      Restricted  Securities     Other
Name and                    Fiscal                              Compen-        Stock    Underlying    Compen-
Principal Position           Year   Salary ($)(1)  Bonus ($) sation($)(2)    Awards($)  Options(#)   sation($)
--------------------------------------------------------------------------------------------------------------
Joseph E. Timmons,           2000    $114,000           ---       ---              ---      ---         ---
   President and             1999    $109,500       $40,000       ---              ---      ---         ---
   Chief Executive Officer   1998    $109,250       $30,000       ---       $437,813(3)   75,000        ---

-----------------------
(1)  This column includes directors fees paid to Mr. Timmons.

(2) Mr. Timmons received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(3) The value of the restricted stock awards was determined by multiplying the fair market value of the Common Stock on the date the shares were awarded by the number of shares awarded. These shares vest over a five year period, commencing June 30, 1998. As of December 31, 2000, the number and aggregate value of restricted stock holdings by Mr. Timmons were 18,000 and $226,688, respectively. Dividends paid on the restricted shares are payable to the grantee as the shares are vested and are not included in the table.

     Stock Options

     The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officer as of December 31, 2000. Also reported are the values for "in-the-money" options
(options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.


        Outstanding Stock Option Grants and Value Realized as of 12/31/00

                                          Number of                              Value of Unexercised
                                     Securities Underlying                           In-the-Money
                                      Unexercised Options                             Options at
                                     at Fiscal Year End (#)                      Fiscal Year End ($) (1)
Name                           Exercisable          Unexercisable          Exercisable         Unexercisable
------------------------------------------------------------------------------------------------------------
Joseph E. Timmons                30,000                45,000                  ---                  ---

------------------
(1) Since the average between the high asked and low bid prices for the shares on December 29, 2000, was $12.59375 per share, and this price is below the $14.59 per share exercise price of the options, none of Mr. Timmons' options were "in-the-money" on December 31, 2000.

     No stock options were granted to or exercised by the Named Executive Officer during fiscal 2000.

     Employment Contract

     The  Association  entered into a three-year  employment  contract  with Mr.
Timmons. The contract with Mr. Timmons extends annually for an additional one-year term to maintain its three-year term if the Association's Board of Directors determines to so extend it, unless notice not to extend is properly given by either party to the contract. Mr. Timmons receives an initial salary under the contract equal to his salary with the Association prior to the Conversion, subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Association's employees. Mr. Timmons may terminate his employment upon 60 days' written notice to the Association. The Association may discharge Mr. Timmons for cause (as defined in the contract) at any time or in certain specified events. If the Association terminates Mr. Timmons' employment for other than cause or if Mr. Timmons terminates his own employment for cause (as defined in the contract), Mr. Timmons will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, Mr. Timmons will continue to participate in the Association's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Timmons will have the right to cause the Association to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Timmons by the Association, are deemed to be payments in violation of the "golden parachute" rules of the Internal Revenue Code of 1986, as amended (the "Code"), such payments will be reduced to the largest amount which would not cause the Association to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Timmons if the contract were terminated after a change of control of the Holding Company, without cause by the Association, or for cause by Mr. Timmons, would be $315,000. For purposes of this employment contract, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act.

     The employment contract protects the Association's confidential business information and protects the Association from competition by Mr. Timmons should he voluntarily terminate his employment without cause or be terminated by the Association for cause.

Compensation of Directors

     The Association pays its directors a monthly retainer of $500 plus $250 for each month in which they attend one or more meetings. Total fees paid to its directors and advisory directors for the year ended December 31, 2000, were approximately $72,850.

     Directors of the Holding Company are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

Pension Plan

     The Association's full-time employees are included in the Association's Pension Plan. Separate actuarial valuations are not made for individual employer members of the Pension Plan. Association employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for the Association; provided that the employee is expected to complete a minimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. The Association expensed approximately $2,190 for the Pension Plan during the fiscal year ended December 31, 2000.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


Highest 5-Year                                             Years of Service
                            ---------------------------------------------------------------------------------
   Average
Compensation                    15       20            25          30            35          40           45
                                --       --            --          --            --          --           --
$  80,000                   $18,000   $24,000       $30,000     $36,000       $42,000     $48,000    $  54,000
$100,000                    $22,500   $30,000       $37,500     $45,000       $52,500     $60,000    $  67,500
$120,000                    $27,000   $36,000       $45,000     $54,000       $63,000     $72,000    $  81,000
$140,000                    $31,500   $42,000       $52,500     $63,000       $73,500     $84,000    $  94,500
$160,000                    $36,000   $48,000       $60,000     $72,000       $84,000     $96,000    $ 108,000


     Benefits are currently subject to maximum Code limitations of $140,000 per year. The years of service credited to Mr. Timmons under the Pension Plan as of December 31, 2000 were 45.

Transactions With Certain Related Persons

     The law firm Collier, Homann & Siamas, based in Crawfordsville, Indiana, of which Harry A. Siamas, a director of the Holding Company, is a partner, served as legal counsel to the Holding Company and its subsidiaries in various matters during 2000. The Holding Company expects to continue using the services of this law firm for such matters in the current fiscal year.

     The Association has followed a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence and other loans. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and their associates totaled approximately $3,070,909 million or 8.5% of net worth, at December 31, 2000.

     Current law authorizes the Association to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to its employees. At present, the Association's loans to executive officers, directors, principal shareholders and employees are made on the same terms generally available to the public. The Association may in the future, however, adopt a program under which it may waive loan application fees and closing costs with respect to loans made to such persons. Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Association's policy regarding loans to directors and all employees meets the requirements of current law.

Joint Report of the Salary Committee and the Stock Compensation Committee

     The Salary Committee of the Board of Directors of the Association was comprised during fiscal 2000 of Messrs. Horner, Grush and Siamas. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Salary Committee relating to salaries of the Association's executive officers are approved by the full Board of Directors of the Association. In fiscal 2000, there were no modifications to Salary Committee actions and recommendations made by the full Board of Directors of the Association. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Salary Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The objectives of the Salary Committee and the Stock Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Holding Company's and the Association's long-term success;

     (2) reward   executive   officers  based  upon  their  ability  to  achieve
         short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Holding Company's shares increases.

     At present, the Holding Company's and the Association's executive compensation program is comprised of base salary and annual incentive bonuses. The Option Plan and the RRP provide long-term incentive bonuses in the form of stock options and awards of Common Stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to the Holding Company's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of the Holding Company are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

     Base Salary. Base salary levels of the Holding Company's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Salary Committee also takes into account individual experience and performance.

     Mr. Timmons was the Holding Company's Chief Executive Officer throughout fiscal 2000. Mr. Timmons received a base salary of $109,500 in 1999 and $114,000 in 2000.

     Annual Incentive Bonuses. Under the Association's bonus plan, all employees of the Association receive a cash bonus for any fiscal year in which the Association achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity.

     The Holding Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

     Mr. Timmons' bonus for fiscal 2000 was $0, compared to $40,000 for fiscal 1999.

     Stock Options. The Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enable executives to acquire a significant ownership position in the Holding Company's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Holding Company.

     RRP. The RRP is intended to provide directors and officers with an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with the Holding Company. In fiscal 1998, the Bank contributed funds to the RRP to enable the RRP to acquire 121,670 shares of Common Stock. Of these shares, 78,900 were awarded to the Holding Company's directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with the Holding Company. In fiscal 1998, Mr. Timmons received an award of 30,000 shares, 12,000 of which have vested as of the date hereof. This gradual vesting of a director's or officer's interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with the Holding Company.

     Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page five for fiscal 1999 exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Holding Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1999 for executives and for the chief executive officer adequately reflect the Holding Company's compensation goals and policies.

      Salary Committee Members        Stock Compensation Committee Members
      ------------------------        ------------------------------------
           John M. Horner                        Philip L. Boots
          Phillip E. Grush                      Marvin L. Burkett
           Harry A. Siamas                      Phillip E. Grush
                                              Samuel H. Hildebrand, II
                                                 John M. Horner

Performance Graph

     The following graph shows the performance of the Holding Company's Common Stock since December 29, 1997, in comparison to the NASDAQ Stock Market and the NASDAQ Bank Index.


                 COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN*
                         AMONG UNION COMMUNITY BANCORP,
         THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BANK INDEX

                                                Cumulative Total Return
                                ---------------------------------------------------------
                              12/29/97      12/97       12/98        12/99          12/00

Union Community Bancorp         100.00     146.25       115.50       117.57        140.36
Nasdaq Stock Market (U.S.)      100.00     102.13       144.03       267.66        161.04
Nasdaq Bank                     100.00     101.86       101.20        97.29        111.08


     * $100 INVESTED ON 12/29/97 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.



Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Holding Company's financial statements for the fiscal year ended December 31, 2000, included in the Holding Company's Shareholder Annual Report accompanying this Proxy Statement ("2000 Audited Financial Statements"):

     The Committee has reviewed and discussed the Holding Company's 2000 Audited Financial Statements with the Company's management. The Committee has discussed with its independent auditors (Olive LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company's financial statements. Olive LLP did not use any employees other than its full-time permanent employees on its audit of the Holding Company's 2000 Audited Financial Statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor's independence from the Holding Company and its related entities) and has discussed with the auditors the auditors' independence from the Holding Company. The Committee considered whether the provision of services by its independent auditors, other than audit services and reviews of Forms 10-Q, is compatible with maintaining the auditors' independence.

     Based on review and discussions of the Holding Company's 2000 Audited Financial Statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Holding Company's 2000 Audited Financial Statements be included in the Holding Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     This Report is respectfully submitted by the Audit Committee of the Holding Company's Board of Directors.

                             Audit Committee Members
                             -----------------------
                                 Philip L. Boots
                                Phillip E. Grush
                                 John M. Horner

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

Accountants' Fees

     Audit Services. The aggregate fees billed by Olive LLP for audit services relating to the audit of the 2000 Audited Financial Statements and for reviews of the Holding Company's financial statements included in its Forms 10-Q for the year 2000 were $30,500.

     Financial Information System Design and Implementation Fees. Olive LLP did not bill the Holding Company for any information technology services rendered during 2000.

     All Other Fees. Olive LLP billed the Holding Company $26,942 for services other than those described above rendered during 2000.

     Independence of Audit Committee Members. The Holding Company's Audit Committee is comprised of Messrs. Boots, Horner, and Grush. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers.

                                   ACCOUNTANTS

     Olive LLP has served as auditors for the Association since July 1, 1995, and for the Holding Company since its formation in 1997. The Holding Company believes that a representative of Olive LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Board of Directors of the Holding Company has not yet completed the process of selecting an independent public accounting firm to audit its books, records and accounts for the fiscal year ended December 31, 2001.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires that the Holding Company's officers and directors and persons who own more than 10% of the Holding Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Holding Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of each forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Holding Company believes that during the fiscal year ended December 31, 2000, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were satisfied in a timely manner, except that Phillip E. Grush, a director of the Holding Company, filed eight days late a Form 4 reporting his sale of 3,000 shares on December 21, 2000, and Alan L. Grimble, the Association's executive vice president, filed his initial Form 3 about two months late.

                              SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Holding Company and included in the Proxy Statement and form of proxy relating to that meeting must be received at the main office of the Holding Company for inclusion in the proxy statement no later than 120 days in advance of March 14, 2002. Any such proposal should be sent to the attention of the Secretary of the Holding Company at 221 E. Main Street, Crawfordsville, Indiana 47933. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the 1934 Act, will be considered untimely if it is received by the Holding Company later than 45 days in advance of March 14, 2002. If the Holding Company receives notice of such proposal after such time, each proxy that the Holding Company receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate.

                                  OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Holding Company. The Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Holding Company may solicit proxies personally or by telephone without additional compensation.

     Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed envelope.

                                       By Order of the Board of Directors


                                       \s\Joseph E. Timmons
                                       -----------------------------------------
                                       Joseph E. Timmons

March 14, 2001

                          UCBC AUDIT COMMITTEE CHARTER

Organization

     There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

     The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, and the financial management of the corporation.

Responsibilities

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

          o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries. The committee or the directors, upon recommendation of the committee, shall have the authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement. The independent auditor is ultimately accountable to the board of directors and the audit committee, as representatives of shareholders.

          o Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

          o Review with the independent auditors, the financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

         o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

         o Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditor's evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

         o Require the independent auditors to provide the audit committee a formal written statement delineating all relationships between the auditors and the corporation, consistent with Independence Standards Board Standard 1.

         o Require the independent auditors to report to the audit committee on matters that may be deemed to affect the independence of the independent auditors, including any management consulting services provided, or proposed to be provided, by the independent auditors for the corporation or any of its affiliates and the fees paid or proposed to be paid for such services; to assess any effect of any of the foregoing on the independence of the independent auditors and the appearance of propriety of any of the foregoing and to direct management to take, or recommend that the board of directors of the corporation take, action in respect of such matters.

          o Review accounting and financial human resources and succession planning within the company. o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

          o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

REVOCABLE PROXY                                  UNION COMMUNITY BANCORP

                         Annual Meeting of Shareholders

                                 April 18, 2001

   The undersigned hereby appoints Ronald L. Keeling and Denise E. Swearingen, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Union Community Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Holding Company's principal office at 221 E. Main Street, Crawfordsville, Indiana, on Wednesday, April 18, 2001, at 3:00 p.m., and at any and all adjournments thereof, as follows:

1. The election as directors of all nominees listed below, except as marked to the contrary |_| FOR |_| VOTE WITHHELD

     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below:

                 Philip L. Boots                John M. Horner
                          (each for a three-year term)

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" each of the listed propositions.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




This Proxy may be revoked at any time prior to the voting thereof.

The undersigned acknowledges receipt from Union Community Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                                                __________________________, 2001


                                        ----------------------------------------
                                        Signature of Shareholder


                                        ----------------------------------------
                                        Signature of Shareholder



                                        Please sign as your name  appears on the
                                        envelope  in which this card was mailed.
                                        When  signing  as  attorney,   executor,
                                        administrator,   trustee  or   guardian,
                                        please give your full title. If shares are held jointly, each holder should sign.